Exhibit 10.1

August 1, 2014

Adrian Senderowicz

7 Park Pave, Unit 1

Somerville, MA 02144

Dear Adrian:

On behalf of Ignyta, Inc. (the “Company”), I am pleased to confirm our offer of employment to you for the position of Chief Medical Officer and Senior Vice President, Clinical Development and Regulatory Affairs, reporting directly to the Chief Executive Officer of the Company. This letter sets out the terms of your offer of employment with the Company, which pending your acceptance will start on or before Thursday, August 14, 2014.

You will be paid at a rate of $15,625.00 ($375,000.00 annually) (“Base Salary”) twice per month, less applicable tax and other withholdings. An increase in your Base Salary will be considered in connection with the Company’s normal compensation review process for its executive officers. You may also be eligible for an annual bonus of up to 40% of your base salary, prorated for days worked based on your hire date with respect to 2014, subject to the approval by the Board of Directors and achievement of corporate and individual performance goals, which shall be communicated to you within a reasonable time following the start of your employment and within a reasonable time after new goals are adopted. On the first of the month following the start of your employment, you will also be eligible to participate in all applicable Company-wide benefit plans.

The Company will also provide you with a signing bonus of $50,000.00 (the “Signing Bonus”), payable within the first month of your employment. The Company will also pay directly to your previous employer, Sanofi, the amount owed by you to Sanofi related to your relocation to Massachusetts (the “Relocation Payment”), subject to a maximum amount of $200,000. Both the Signing Bonus and the Relocation Payment will be grossed up for applicable taxes and other withholdings. Should you voluntarily leave the company other than for Good Reason within twenty four months of your employment start date, you would be responsible for reimbursing the company a prorated portion of such amounts. For purposes of the preceding sentence, “Good Reason” shall mean a separation from employment with the Company as a result of your resignation after one of the following conditions has come into existence: (a) a material reduction in your Base Salary; (b) a material reduction of your authority, position, responsibilities or duties; or (c) a relocation of your principal workplace by more than 50 miles (other than a mutually-agreed relocation to San Diego). Notwithstanding the foregoing, a resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 30 days after the condition comes into existence specifying all relevant facts and the Company fails to remedy the condition within 30 days after receiving your written notice.

11095 Flintkote Avenue, Suite D, San Diego, CA 92121

You will be granted a stock option under the Company’s 2014 Incentive Award Plan (the “Option Plan”) exercisable for the purchase of two hundred fifty thousand (250,000) shares of Company common stock at an exercise price per share equal to the fair market value per share of the Company’s stock on the date of grant. Your options will vest on the Company’s standard four-year schedule, and will be subject to the terms and conditions of the Plan and standard form of stock option agreement thereunder, which you will be required to sign as a condition of receiving the option.

You will participate in the Company’s Severance and Change in Control Severance Plan (the “Severance Plan”) as a Tier 2 Covered Employee; provided, that for purposes of Severance Benefits under Section 4 of the Severance Plan, you shall be entitled to the benefits of a Tier 1 Covered Employee. For purposes of this paragraph, capitalized terms that are not otherwise defined in this offer letter shall have the meanings assigned to such terms in the Severance Plan.

As Chief Medical Officer and Senior Vice President, Clinical Development and Regulatory Affairs, we understand that your primary residence will remain in Massachusetts. The mutual expectation is that you will average approximately one week every eight weeks in the San Diego office (with in-person meetings with senior management and other Company personnel as and when such personnel travel to the East coast), and the Company will reimburse you for reasonable travel expenses. We will discuss any potential relocation assistance as soon as it is a viable option for you.

In accordance with Company policy, your employment is contingent upon the successful verification of a background check. Our Company adheres to a policy of employment-at-will that allows either party to terminate the employment relationship at any time for any reason. As a condition of your employment, you will be required to sign the enclosed Employee Proprietary Information and Invention Assignment Agreement, and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three days after your employment start date.

In the event of any dispute or claim relating to or arising out of our employment relationship or the termination of that relationship (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator pursuant to the then current rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org or from Human Resources) in San Diego, California. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this letter, you and the Company are both waiving the right to a jury or bench trial with respect to any such disputes. The Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

11095 Flintkote Avenue, Suite D, San Diego, CA 92121

This offer letter, and the Employee Proprietary Information and Invention Assignment Agreement referred to above, constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and supersede all prior negotiations, representations, or agreements between you and the Company. The provisions of this agreement, including the “at will” employment and arbitration provisions, may only be modified by a specific, written agreement signed by you and the Chief Executive Officer of the Company.

Adrian, we look forward to working with you at the Company. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this offer letter at your earliest convenience on or before Friday, August 1, 2014. This letter agreement shall be governed and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles. If any provision of this letter agreement is found to be unenforceable, the remainder of this letter agreement will continue in full force and effect. This letter agreement may be executed in two or more counterparts, via facsimile, or through e-mail exchange of executed PDF reproductions of this letter agreement.

Sincerely,

By:	/s/ Jonathan Lim, M.D.
Jonathan Lim, M.D.
Chairman and CEO
Ignyta, Inc.

I agree to and accept employment with Ignyta, Inc. on the terms and conditions set forth in this offer letter.

By:	/s/ Adrian Senderowicz	Date: July 31, 2014
Adrian Senderowicz

11095 Flintkote Avenue, Suite D, San Diego, CA 92121